Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Thomas A. Young, Jr.
December 27, 2006		Paul M. Harbolick, Jr.
(703) 814-7200
Alliance Bankshares Announces Significant Mortgage Banking Changes
Positive Contributions expected in 2007
CHANTILLY, VA – Alliance Bankshares Corporation (NASDAQ – ABVA) announces a major restructuring of its mortgage banking unit, Alliance Home Funding, LLC. Today, approximately 43 employees were told of the business decision to cease operations as a stand alone mortgage banking subsidiary.
Thomas A. Young, Jr., President and Chief Executive Officer of Alliance Bankshares, said, “Since inception in 2001, Alliance had the goal to have a small, customer focused, profitable mortgage banking unit. Our business results over the past several years have fallen short of that objective. In 2006, management of Alliance Home Funding, LLC in concert with senior executives of the bank undertook a series of steps designed to improve results, regrettably, our actions have not yielded the desired outcome. As we enter 2007, with a continued modest outlook in the housing sector, we felt a radical change was necessary. ”
Alliance Bankshares will take a fourth quarter pre-tax charge in a range of $540,000 and $675,000 to wind down the operations of Alliance Home Funding, LLC. This charge will have an after-tax impact on fourth quarter earnings of $350,000 to $450,000. The costs are directly related to the decision to exit the operating business of Alliance Home Funding, LLC. The charges cover staff severance, systems charges, estimated subleasing costs and various other costs associated with the closure of Alliance Home Funding, LLC.
“Our mortgage banking services will continue in a dramatically new fashion. Approximately ten people will join the Alliance Bank organization as part of a mortgage banking division. This division will offer home mortgages to bank customers, prospects and home builder clients. The focused approach of this division should lead to better performance metrics,” said Thomas A. Young, Jr.
Harvey E. Johnson, Jr., Chairman of the Board of Directors said, “The Board and Management strongly feel this action to revamp the mortgage banking operations is the proper course for Alliance. We remain committed to delivering high quality financial services in the Greater Washington, DC metropolitan marketplace yet we must constantly assess and modify our delivery channels.”

Alliance Bankshares Corporation is a locally managed community banking organization based in Northern Virginia. The independent status of the organization allows the bank’s management to create, implement and maintain banking services with a level of flexibility, creativity and discretion that is not possible with larger institutions.
Some of the matters discussed herein may include forward-looking statements. These forward-looking statements may include statements regarding profitability and financial and other goals. These statements are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forwarding-looking statements made herein are qualified by these cautionary statements and cautionary language in the Company’s most recent report on Form 10-K and other documents filed with the Securities and Exchange Commission
More information on Alliance Bankshares Corporation can be found online at
www.alliancebankva.com, or by phoning an Alliance office.
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